Exhibit 10.1

March 13, 2013

William G. Bock

Dear Bill:

The following terms and conditions shall be applicable to you during your service as Chief Financial Officer of Silicon Laboratories Inc. (the “Company”) commencing with an effective date of February 22, 2013 (the “Effective Date”):

Your annual salary will be $375,000 payable in accordance with the Company’s normal payroll practices.

You will be eligible to participate in the 2013 Bonus Plan with a target annualized bonus equal to 100% of your annualized base salary.  Any such bonus shall be paid on a pro rata basis based on the number of days you serve as an employee of the Company during the applicable period.

Effective March 15, 2013 (the “RSU Effective Date”), you will be granted an award of Restricted Stock Units (the “Award”) for a number of shares of the Company’s Common Stock equal to $720,000 divided by the Nasdaq closing price of a share of the Company’s Common Stock on the RSU Effective Date.  The Award will vest in 12 equal monthly installments vesting on the 15th day of each month following the RSU Effective Date, contingent upon your continued service as an employee of the Company through each such date.  The Award will be subject to the terms and conditions of the Restricted Stock Units Grant Notice and Restricted Stock Units Award Agreement U.S. Participants and the 2009 Stock Incentive Plan.

Following your termination of service as an employee and contingent upon your continued service as a member of the Company’s Board, you will be granted an additional award of restricted stock units with a grant date value as of the date of your termination of employment equal to $12,500 multiplied by the number of months remaining until the first annual stockholders meeting following your termination date (with partial months rounded up) and such grant would vest in a lump sum on the date of the first annual stockholders meeting following such termination date.

Furthermore, the general requirement that a non-employee director must not have been employed by the Company for at least 6 months prior to the date of an annual stockholders meeting in order to receive the $150,000 RSU grant shall not be applicable to you (for clarity, you must still be a non-employee director on the date of such meeting in order to receive such grant).

During your employment with the Company, you and your dependents shall be eligible to participate in Medical Insurance, Dental Insurance, Vision Care, Short-Term Disability, Long-Term Disability, Life Insurance, and the 125 Cafeteria Plan for Medical and Dependent Care Reimbursements, subject to the terms of the Company’s benefit plan documents.  You will also be eligible to participate in the Company’s 401(k) Plan.  The Company will match employee 401(k) contributions dollar-for-dollar to a maximum of $5,000 annually.  You may also enroll in the Company’s employee stock purchase plan on the same terms as enjoyed by employees generally.  The Company reserves the right to change or eliminate these benefits on a prospective basis at any time.

You shall comply with current Company policies and Company policies adopted from time-to-time in the future.

Your compensation will be subject to all applicable taxes and withholding.

The Indemnification Agreement and the Silicon Laboratories Inc. New-Hire Proprietary Information and Inventions Agreement between the Company and you shall remain in full force and effect.

Your employment is “at will” and may be terminated by you or the Company at any time.

This letter and the agreements referenced herein constitute the entire agreement between you and the Company relating to this subject matter and supersede all prior or contemporaneous agreements, understandings, negotiations or representations, whether oral or written, express or implied, on this subject.  This letter may not be modified or amended except by a specific, written agreement signed by you and an authorized Company representative.

Sincerely,

/s/ G. Tyson Tuttle
G. Tyson Tuttle
Chief Executive Officer

By signing below, you acknowledge and agree to the terms set forth herein.

/s/ William G. Bock
William G. Bock